Exhibit 10.2

Kitara Media Corp.

Ladies and Gentlemen:

The undersigned understands that Kitara Media Corp., a Delaware corporation (“Kitara”), has entered into a Merger Agreement and Plan of Reorganization (“Merger Agreement”), dated as of December 3, 2013, by and among Kitara, Kitara Media Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Kitara, Health Guru Media, Inc., a Delaware corporation, and the securityholders executing the “Signing Holder Signature Page” to the Merger Agreement.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

As a condition to closing the transactions contemplated by the Merger Agreement, and for other good and valuable consideration the receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of Kitara, acting through its Board of Directors, the undersigned will not, during the period commencing on the date hereof and ending on July 1, 2014, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of (each a “Transfer”), directly or indirectly, any shares of Kitara Common Stock or any securities convertible into or exercisable or exchangeable for Kitara Common Stock (including without limitation, Kitara Common Stock or such other securities of Kitara which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities of Kitara which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any Transfer, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Kitara Common Stock or such other securities of Kitara, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Kitara Common Stock or such other securities of Kitara, in cash or otherwise, in each case other than (A) Transfers of shares of Kitara Common Stock as a bona fide gift or gifts; (B) Transfers of shares of Kitara Common Stock to members or stockholders of the undersigned; or (C) Transfers of shares of Kitara Common Stock to any trust or family limited partnership for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that any such Transfer shall not involve a disposition for value, provided that in the case of any Transfer pursuant to clause (A), (B) or (C), each donee, distribute, transferee or pledgee shall execute and deliver to Kitara a lock-up agreement in the form of this letter.

In furtherance of the foregoing, Kitara, and any duly appointed transfer agent for the registration or Transfer of the securities described herein, are hereby authorized to decline to make any Transfer of securities if such Transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with Article VIII of the Merger Agreement.

Very truly yours,